Exhibit 99.5

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF SPORTSTEK ACQUISITION CORP.

(Effective on __________, 2021)

1.
Purpose. The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of SportsTek Acquisition Corp. (the “Company”) to assist the Board in fulfilling the Board’s oversight responsibilities regarding:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements;

•	the qualifications and independence of the Company’s independent auditors; and

•
the performance of the Company’s system of our internal audit function (to the extent such functions are required by applicable rules and regulations) and any independent public registered accounting firm.

2.
Membership. The Committee shall be comprised of at least three (3) members of the Board. Each Committee member shall, as determined in the business judgment of the Board, qualify as an “independent director,” as such term is defined under applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and meet the additional independence requirements of the Securities and Exchange Commission (the “SEC”) with respect to audit committees, as they may be in effect from time to time. The members of the Committee shall be appointed by and serve at the discretion of the Board. The Board will appoint one member of the Committee to serve as the Chairperson of the Committee.  Committee members (including the Chairperson) may be removed at any time by the Board.

Each Committee member shall, as determined in the business judgment of the Board, be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one Committee member shall qualify as an “audit committee financial expert,” as such term is defined by rules and regulations of the SEC, as such qualifications are interpreted by the Board in its business judgment. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

3.
Specific Responsibilities and Duties. In performing its function, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Committee. In addition to the general tasks and responsibilities, the following duties and responsibilities are the specific functions of the Committee, to be performed as the Committee deems necessary or appropriate, along with such other responsibilities as the Board shall require from time to time:

3.1.	Financial Reporting.

(a)
Annual Financials. Review and discuss with management, the Company’s internal auditor(s) (as applicable), and the independent auditors the Company’s annual audited financial statements, including the related disclosures required by generally accepted accounting principles in the United States (“GAAP”) and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Recommend to the Board whether the annual audited financial statements should be included in the Company’s annual report on Form 10-K.

(b)
Quarterly Financials. Review and discuss with management, the Company’s internal auditor(s) (as applicable) and the independent auditors the Company’s quarterly unaudited financial statements, including the related disclosures required by GAAP for interim financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(c)	Reports Regarding Financial Statements. Review and discuss the following with management, the Company’s internal auditor(s) (as applicable), and the Company’s independent auditors:

•
all critical accounting policies and practices, any matters arising from the audit of the Company’s financial statements that are expected to constitute “critical audit matters” as defined by applicable Public Company Accounting Oversight Board (the “PCAOB”) auditing standards, and such other accounting policies of the Company as are deemed appropriate for review by the Committee prior to the filing of any annual or quarterly financial statements with the SEC or other regulatory body;

•
major issues concerning accounting principles and the presentation of the financial statements, including (i) any significant changes in the Company’s selection or application of accounting principles and (ii) analyses prepared by management, the Company’s internal auditor(s) (as applicable), or the independent auditors setting forth any significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including with respect to alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

•	all other material written communications between the independent auditors and management, including, but not limited to, any management letter or schedule of unadjusted differences;

•	the implementation of any new GAAP accounting standards, including management’s implementation plan and processes to establish and monitor controls and procedures over adoption and transition;

•	the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the financial statements of the Company; and

•
any other matters required to be communicated by the independent auditors to the Committee with respect to the review or audit of the Company’s financial statements pursuant to applicable auditing standards adopted by the PCAOB.

(d)
Audit Difficulties; Disagreements. Prior to completion of the annual audit, review and discuss with the independent auditors any significant changes in the audit plan and difficulties or significant disagreements with management encountered during the audit, including any restrictions on the scope of activities or access to requested information. In connection therewith, the Committee shall review with the independent auditors the following:

•	the nature and extent of any accounting adjustments that were noted or proposed by the independent auditors but were passed on by management (as immaterial or otherwise);

•	any significant communications between the audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement; and

•	any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company and the Company’s response thereto.

(e)
Earnings Releases. Review and discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and other relevant parties. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of the issuance of each earnings release or each instance in which the Company may provide earnings guidance or other financial information.

3.2.
Oversight of Risk Management. Review and discuss with management, the Company’s internal auditor(s) (as applicable), and the independent auditors guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and review any significant financial risk exposures facing the Company and management’s plans to monitor, control and/or minimize such exposures.

3.3.	Independent Auditors; Audit Process.

(a)
Appointment of Independent Auditors. Be solely and directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and, where appropriate, the termination and replacement of such firm. Such independent auditors shall report directly to and be ultimately accountable to the Committee. The Committee has the ultimate authority to approve all audit engagement fees and terms, with the costs of all engagements to be borne by the Company.

(b)
Pre-Approval of Audit and Non-Audit Services. Pre-approve all audit and non-audit services (including the planning, staffing and scope of the audit and fees to be charged) provided to the Company by the Company’s independent auditors. The Committee shall also consider whether the auditor’s provision of permissible non-audit services is compatible with the independence of the auditor. Further, the Committee may establish policies and procedures for the pre-approval of audit and non-audit services, as permitted by the SEC and applicable law. The Committee may delegate its authority to grant pre-approvals of audit and non-audit services to the Chair of the Committee, to the extent consistent with applicable laws and regulations, provided that any such pre-approvals shall be presented to the full Committee at its next scheduled meeting. The Committee may consult with management regarding the pre-approval of audit and non-audit services, but shall not delegate these responsibilities to management.

(c)
Statement from Independent Auditors. Before the engagement of an independent auditor and at least annually thereafter, obtain and review a formal written statement from the independent auditors (the “Auditors’ Statement”) describing:

•	the independent auditors’ internal quality-control procedures;

•
any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authorities (including the PCAOB) within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

•	all relationships between the independent auditors and the Company consistent with the applicable requirements of the PCAOB (to assess the independent auditors’ independence).

(d)
Communications with Independent Auditors. Before the engagement of an independent auditor and at least annually thereafter, discuss with the independent auditors the Auditors’ Statement. Engage in an active dialogue with the independent auditors regarding the services or relationships between the accountants and the Company that, in the accountants’ professional judgment, may reasonably be thought to bear on its objectivity and independence, and affirm in writing to the Committee that the accountants are independent. Take such steps, or recommend that the Board take such steps, as the Committee may deem appropriate to oversee the independence of the independent auditors.

(e)
Lead Audit Partner Review, Evaluation and Rotation. Review and evaluate the lead partner of the independent auditors. Oversee the rotation of the independent auditors’ lead audit partner and other audit partners, and establish clear policies for compliance in accordance with SEC and other applicable regulations. The Committee shall also determine whether there should be regular rotation of the audit firm itself to assure continuing auditor independence.

(f)	Hiring Policies. Establish clear policies, consistent with governing laws and regulations, for hiring employees or former employees of the independent auditors.

3.4.	Internal Controls.

(a)
Internal Controls. Discuss with management, the Company’s internal auditor(s) (as applicable) and the independent auditors the integrity, adequacy and effectiveness of the Company’s internal controls, whether prior recommendations concerning internal controls made by the independent auditors have been implemented by management, and the adequacy of any disclosures about changes in internal control over financial reporting.

(b)
Certification Process for Form 10-K and Form 10-Q. Review disclosures made to the Committee by the Company’s principal executive officer and principal financial officer during their certification process for the Form 10-K and Form 10-Q concerning: (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting; and (iii) any changes in internal control over financial reporting that has materially affected or is reasonably likely to materially affect the Company’s internal controls.

(c)
Internal Controls Report. Review and discuss with management, the Company’s internal auditor(s) (as applicable), and the independent auditors the Company’s internal controls report and the independent auditors’ attestation of the report prior to the filing of the Company’s annual report on Form 10-K.

3.5.	Internal Audit

To the extent such functions are required by applicable rules and regulations:

(a)
Overseeing the Internal Audit Function.  The Committee shall (i) review the appointment and performance of the head of internal audit, and make recommendations to the Board and management regarding responsibilities, retention, or termination; (ii) review summaries of significant reports to management prepared by the internal auditor and management’s responses; and (iii) discuss with management and the independent auditor the internal auditor’s responsibilities, activities, organizational structure, staffing, qualifications, and budget.

(b)
Scope of Internal Audit Function.  Review, evaluate and approve annually the internal audit plan, and review and discuss at least quarterly the scope, execution and results thereof with the chief internal auditor.

(c)
Monitoring of Internal Audit Function. Periodically review the internal audit function’s responsibilities, budget, activities, organizational structure and qualifications of the personnel of the internal audit function.

(d)	Internal Audit Reports. Review any other significant reports, results and findings by internal audit.

3.6.	Legal, Regulatory and Ethical Compliance.

(a)
Compliance with Laws. Obtain reports from management, the Company’s internal auditor(s) (as applicable), legal counsel, and/or the independent auditors, as determined appropriate, concerning whether the Company and its subsidiaries are in compliance with governmental laws, rules and regulations and whether there are any legal or regulatory compliance matters that could have a material impact on the Company’s financial statements.

(b)
“Related Person” Transactions. Review and approve any transactions with “related persons” (including all transactions required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC) in accordance with the Related Person Transaction Policy adopted by the Board. Review on a quarterly basis all payments made by the Company to its sponsor, JTJT Partners LLC, or its officers or directors or any of their respective affiliates.

(c)
Code of Conduct and Ethics. Oversee and review the Company’s system to monitor compliance with the Company’s Code of Conduct and Ethics, and meet periodically with the Company’s Chief Financial Officer to discuss compliance with such Code. Approve in advance any waivers of compliance with the Code of Conduct and Ethics for directors and executive officers as required by the rules of the SEC and Nasdaq.

(d)
Fraud, Illegal Acts or Accounting Irregularities. Review the results of  any investigation and follow-up (including any disciplinary action) with respect to any fraud or illegal acts or accounting irregularities of senior management and any fraud or illegal acts or accounting irregularities that causes a material misstatement of the financial statements.

(e)
Complaints. Establish and oversee procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.7.	General.

(a)	SEC Report. Prepare the annual report required by SEC rules to be included in the Company’s annual proxy statement.

(b)	Review of Charter. On an annual basis, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

(c)
Self-Evaluation. On an annual basis, evaluate the performance of the Committee based on the process developed and approved by the Board. The results of the annual self-evaluation shall be reported to the Board.

(d)
Executive Sessions. At the Committee’s discretion, meet periodically with the independent auditors, the chief financial officer and/or any other members of management in separate executive sessions to discuss any matters the Committee or any of the foregoing persons believe should be discussed privately or warrant Committee attention.

(e)
Effective and Open Communications. Endeavor to maintain effective working relationships with, and provide a free and open channel of communication to, members of the Committee, management, the Company’s internal auditor(s) (as applicable), the Board and the independent auditors.

(f)
Other Actions. Perform any other activities consistent with this Charter and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as in effect from time to time as the Committee or the Board deems necessary or appropriate. The Committee may from time to time seek input from the Board on any of the foregoing matters as it may determine to be appropriate.

3.8.
Limitation on Duties. While the Committee has the duties, responsibilities and authority set forth in this Charter, nothing contained herein shall be deemed to impose on the Committee any duty, in the ordinary course, to plan or conduct audits or to make any determination that the Company’s financial statements are accurate and in accordance with GAAP and applicable laws and regulations. Such duties are the responsibility of management, the Company’s internal auditor(s) (as applicable), and the independent auditors. Each member of the Committee shall be entitled to rely on (a) the integrity of those persons within the Company and of the professionals and experts (such as the independent auditors) from which it receives information, (b) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (c) representations made by management, the Company’s internal auditor(s) (as applicable), or the independent auditors.

4.	Organization and Operations.

4.1.
Meetings. The Committee will meet with such frequency, and at such times as  its Chairperson, or a majority of the Committee, determines, but not less than quarterly each year. Such meetings, at the Committee’s discretion, may be in person, by telephone or by unanimous written consent. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The Committee shall have meetings, at least quarterly, with the independent auditors, management and the Company’s internal auditor(s) (as applicable). The agenda of each meeting will be prepared by the Chairperson (in consultation with the appropriate members of the Committee and management) and circulated to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Amended and Restated Bylaws, as in effect from time to time and as applicable to meetings of the Board, will govern meetings of the Committee. A quorum for any meeting of the Committee shall be a majority of the members of the Committee.

4.2.
Minutes and Reports. Minutes of each meeting will be kept with the regular corporate records. The Committee will periodically report to the Board its findings and actions. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and objectivity of the Company’s internal audit function (as applicable) and the performance and independence of the Company’s independent auditors.

4.3.
Subcommittees. The Committee has the power to appoint subcommittees, each  of which may have (as determined by the Committee) the full power and authority of the Committee; provided, however, that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. Each such subcommittee shall consist of at least two members of the Committee.

4.4.	Voting. Each Committee member shall have one vote and actions at meetings are approved by a majority of the members present.

5.	Experts; Funding; Cooperation.

5.1.
Retention of Outside Advisors. The Committee has the power, in its sole discretion, to retain at the Company’s expense such legal counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

5.2.
Funding. The Company shall provide the Committee with the appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors retained by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

5.3.	Investigations. The Committee has the authority to conduct any investigation it deems necessary or appropriate to fulfilling its duties.

5.4.
Participation of Employees and Outside Experts. The Committee shall have unrestricted access to the independent auditors, internal auditor(s) (as applicable), internal and outside counsel, and anyone else in the Company, and may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

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